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                                                                     EXHIBIT 5.1

                       Akerman, Senterfitt & Eidson, P.A.
                                Attorneys at Law
                          SunTrust International Center
                                   28th Floor
                              One S.E. Third Avenue
                            Miami, Florida 33131-1704
                                 (305) 374-5600
                             Telecopy (305) 374-5095


                                January 15, 1999

NationsRent, Inc.
450 East Las Olas Boulevard, Suite 1400
Fort Lauderdale, FL  33301

Gentlemen:

         We have acted as counsel to NationsRent, Inc., a Delaware corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering the issuance of up to 196,293 shares of the Company's common stock, par value $0.01 per share (the "Shares").

         Based on our review of such documents and records as we have deemed necessary and appropriate, we are of the opinion that:

         1. The Company is duly formed and validly existing as a corporation in good standing under the laws of the State of Delaware.

         2. The Shares have been duly authorized for issuance, and, when sold, issued and paid for as contemplated by the Registration Statement, will be validly and legally issued, fully paid and nonassessable under the laws of the State of Delaware.

         We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        AKERMAN, SENTERFITT & EIDSON, P.A.

                                        /s/ Akerman, Senterfitt & Eidson, P.A.